February  12, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read Item 4 of Form 8-K/A filed on or about February 12, 2002 by SDC International, Inc. and are in agreement with the statements contained in paragraphs (a)(i),(a)(ii) and (a)(iii) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,



            /s/ Richard A. Eisner & Company, LLP
              Richard A. Eisner & Company, LLP